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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 3, 1996

                         Commission file number 0-26980

                           ARV ASSISTED LIVING, INC.
             (Exact name of Registrant as specified in its charter)

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
               CALIFORNIA                                   33-0160968
     (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

         245 FISCHER AVENUE, D-1
              COSTA MESA, CA                                   92626
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                    (ZIP CODE)
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       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 751-7400

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

AMBER WOOD (THE "FACILITY")

Consistent with its business plan strategy, ARV Assisted Living, Inc. has purchased Amber Wood ("Amber Wood") a 187 unit retirement and assisted living facility which provides full meal, maid and other communal services for senior citizens. This transaction represents the Company's ninth acquisition since the completion of its initial public offering on October 23, 1995.

The Company acquired Amber Wood from Nature Trail Properties, Inc., a Delaware corporation ("Seller"), an unrelated third party, pursuant to a Purchase Agreement and Escrow Instructions dated May 10, 1996, negotiated between the Company and Seller. The purchase closed on June 18, 1996.

TERMS OF PURCHASE

Amber Wood's purchase price of $6.2 million, including personal property, was fully financed with cash on hand.

OPERATION

Amber Wood's occupancy at June 23, 1996 was approximately 96.8%. While the project is now 8 years old, the Facility it has been well maintained and is not currently in need of major upgrades or rehabilitation. However, the Company has budgeted $500,000 for certain cosmetic improvements and to add a new fire sprinkler system in order to allow the Facility to provide a higher level of acuity to its assisted living residents. The Company believes that the purchase price negotiated with the Seller reflects both the occupancy rate and the condition of the Facility.


THE FACILITY

Amber Wood is a 187 unit assisted living facility constructed in 1988 as a senior residential care facility. The site is an approximate 12.141 acre parcel containing one building with four wings off the main lobby. Of its 187 units, 12 units contain two bedrooms, a bathroom, kitchen and living room, 12 units contain one large bedroom, a bathroom, kitchen and living room, 135 units contain one bedroom, a bathroom, kitchen and living room, and 28 studio units contain one bedroom and one bathroom. On-site amenities include a deck and patio, a gazebo in the main courtyard, a chapel, a post office, beauty salon, four laundry rooms, billiard room, shuffleboard courts, separate dining facilities for assisted living and independent clients, four community television lounge areas and an activities/crafts room.

The Company is confident that its experience in assisted living facilities and its knowledge of the senior housing market, including the operation of thirty seven other assisted living facilities will enable it to achieve operating efficiencies while maintaining or improving the Facility's occupancy rates at full market rent.


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LOCATION

Amber Wood is located in the City of Port Richey, Pasco County, Florida, approximately three miles from the gulf coast. It is in close proximity to shopping, churches and medical facilities including hospitals and nursing homes.

MARKET DATA

Amber Wood's primary market area is the City of Port Richey, the adjacent community of New Port Richey as well as Pinellas County and Hernando County. The area is home to many retirement age persons who have migrated from the northeast and midwest sections of the country to area's warmer climate.

COMPETITION

Amber Wood's competition for provision of senior assisted living services within the greater Port Richey area comes primarily from five area facilities which provide independent, assisted and Alzheimer living. Each of the competitive facilities was built between 1984 and 1988. Of its competitors for the provision of independent and assisted living, Amber Wood is one of the newest facilities.

SPECIAL RISKS

The success of the Facility depends to a large extent on increasing gross revenues, holding or decreasing costs, and on the abilities of the on-site management teams which the Company assembles. To achieve increased revenue and stable operating cost goals, policies used by the former owners may need to be altered. This could result in short term resident dissatisfaction and/or relocation. Moreover, given that the Facility is not newly constructed, unforseen circumstances could necessitate major renovation or more refurbishing than originally planned. The relatively low vacancy rates enjoyed throughout the primary market may induce other operators to create new, competitive facilities.

One of the Company's assisted living facilities, Baypoint Village is located in the same county as Amber Wood. Therefore, revenue at Amber Wood may be negatively impacted by the close proximity of Baypoint and vice versa.
However, the Company will take every step to ensure this close geography is a positive factor in growing its Florida business.

ITEM 5.  OTHER EVENTS

On May 16, 1996, ARV Assisted Living, Inc. (the "Company") tendered for the limited partnership units in American Retirement Villas Properties II, a California Limited Partnership (the "Partnership"), at a net cash price per unit of $720 (the "Offer Price"). At the close of June 21, 1996, holders of approximately 15,300 units tendered their shares representing approximately 44% of all units. The Company owns, as of July 1, 1996, approximately 15,410 units or


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approximately 44% of the limited partnership units.  The Company paid approximately $11.2 million with cash on hand to acquire these units. The Partnership owns four assisted living facilities containing 458 units and is the lessee of six assisted living facilities containing 481 units, all of which are currently managed by the Company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

The Financial Statements and Pro Forma Financial Statements required for Amber Wood by this Item 7 will be filed within 60 days of this Report.


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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARV Assisted Living, Inc.


By:              /s/ Graham P. Espley-Jones
                 --------------------------
                 Graham P. Espley-Jones
                 Chief Financial Officer

Date: July 3, 1996